Plante & Moran, PLLC
10 South Riverside Plaza
9th Floor
Chicago, IL 60606
Tel: 312.207.1040
Fax: 312.207.1066
plantemoran.com

April 19, 2019

Securities and Exchange Commission
Washington, D.C. 20549

Commissioners:

We have read Item 4.01 to be included in the Form 8-K of CTI Industries Corporation to be filed with the Securities and Exchange Commission regarding its change in auditors. We are in agreement with the statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

Very truly yours,

PLANTE & MORAN, PLLC

Plante & Moran, PLLC